Exhibit 99.1

Changes to M/I Homes Board of Directors

Columbus, Ohio (March 14, 2025) – M/I Homes, Inc. (NYSE:MHO) today announced that Friedrich K.M. Böhm, an independent member of the Company’s Board of Directors since 1994, has informed the Company of his decision to retire from the Board upon the expiration of his term, and not stand for re-election, at the Company’s 2025 Annual Meeting of Shareholders. The Company will identify the Board of Directors’ nominee to serve on the Board as Mr. Böhm’s successor in the Company’s Proxy Statement for its 2025 Annual Meeting of Shareholders.

Mr. Böhm has served on the M/I Homes Board of Directors for over 30 years, including periods as the Lead Director, as well as the Chair of both the Audit Committee and the Compensation Committee. M/I Homes Chairman and CEO Robert H. Schottenstein stated “Friedl has served as a member of our Board with extraordinary distinction since 1994. His counsel, wisdom and keen business acumen have contributed greatly to the success and growth of our business for which we are sincerely grateful. We have benefitted from his leadership and expertise and thank him for his longstanding service.”

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021